EXHIBIT 99.1

News Release

Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2337 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Second Quarter Earnings For 2012

Sparta, Michigan - July 27, 2012 - ChoiceOne Financial Services, Inc., parent company for ChoiceOne Bank, announced that ChoiceOne reported net income of $1,021,000 for the second quarter of 2012 compared to $904,000 in the same period last year. Earnings per share were $0.31 for the second quarter of 2012 compared to $0.28 for the second quarter in 2011. Net income for the first six months of 2012 was $2,036,000 or $0.62 per share, compared to $1,608,000 or $0.49 per share in the first half of 2011.

"We are pleased to report record net income", said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. "In the second quarter of 2012, we continued to grow cash deposits, which allowed us to fund additional earning assets. Our residential mortgage lending volume was outstanding as borrowers took advantage of low interest rates. We continued our commitment to community banking, which we believe includes taking in local deposits and investing them back into our communities by making loans to our neighboring families and businesses."

The increase in net income in both the second quarter and first six months of 2012 compared to the same periods in 2011 was due to a lower provision for loan losses and higher noninterest income. These were partially offset by lower net interest income in the second quarter and first six months of 2012 compared to the same periods in 2011. Noninterest expense declined in the second quarter of 2012 compared to the same period in 2011. Noninterest expense increased in the first quarter and first six months of 2012 compared to the same periods in the prior year.

Net interest income was $182,000 lower in the second quarter of 2012 and $108,000 lower in the first six months of 2012 than in the same periods in 2011. Average earning assets were $15.7 million higher in the first half of 2012 than in the same period in 2011. The average balance of loans was $4.4 million lower, primarily due to payments received on agricultural loans. The average balance of securities was $21.8 million higher as securities were purchased to provide growth in earning assets. ChoiceOne's net interest spread was 19 basis points lower in the first six months of 2012 than in the same period in 2011 because of the low interest rate environment that currently exists. The interest spread decrease was caused by reductions in rates earned on loans and investment securities that were greater than rate decreases on funding sources.

The provision for loan losses was $650,000 in the second quarter of 2012 and $1,475,000 in the first six months of 2012 compared to $850,000 and $1,850,000, respectively, in the same periods in 2011. The decrease in the provision in 2012 was based on lower net charge-offs. Net charge-offs were $377,000 in the second quarter and $1,079,000 in the first half of 2012, compared to $779,000 and $1,777,000, respectively, in the same periods in 2011. ChoiceOne's allowance for loan losses was 1.84% of total loans as of June 30, 2012, compared to 1.74% as of March 31, 2012 and 1.63% as of December 31, 2011. Total nonperforming loans were $8.3 million as of June 30, 2012, compared to $7.4 million as of March 31, 2012 and $6.7 million as of December 31, 2011. The increase in nonperforming loans was due to higher balances of nonaccrual loans and troubled debt restructurings at June 30, 2012 than existed at December 31, 2011.

Noninterest income increased $89,000 in the second quarter and increased $382,000 in the first half of 2012 compared to the same periods in 2011. Customer service charges dropped $99,000 and $129,000 in the second quarter and first six months of 2012, respectively, compared to the same periods in the prior year as a result of reduced overdraft fees, which was partially offset by growth in debit card fee income. Gains on sales of loans grew $254,000 in the second quarter and $489,000 in the first half of 2012 compared to the same periods in 2011 as mortgage refinancing activity was stimulated by low interest rates for long-term fixed rate mortgage loans. Gains on sales of securities increased $91,000 in the second quarter and $224,000 in the first six months of 2012 over the same periods in 2011 due to a higher level of sales activity. Net losses on sales of other assets were up $151,000 in the second quarter of 2012 and $281,000 in the first half of 2012 over the same periods in the prior year as a result of write-downs of foreclosed properties.

Noninterest expense decreased $56,000 in the second quarter and increased $92,000 in the first six months of 2012 compared to the same periods in 2011. Salaries and benefits expense grew $81,000 in the second quarter and $142,000 in the first half of 2012 compared to the same periods in 2011 as a result of higher incentives and profit sharing, commission expense, and health insurance costs. FDIC insurance cost decreased $22,000 in the second quarter and $87,000 in the first six months of 2012 compared to the same periods in the prior year due to a change in the assessment base for insurance beginning in the second quarter of 2011.

Total assets declined $6.1 million in the second quarter of 2012, in contrast to $17.2 million of growth in the twelve months ended June 30, 2012. Cash and cash equivalents decreased $5.6 million in the second quarter of 2012 and increased $2.8 million in the last twelve months due to the timing of deposit growth and purchases of securities. Securities increased $3.2 million in the second quarter of 2012 and $26.2 million in the last twelve months as the reduction in loan balances and deposit growth provided funds for securities purchases. Net loans declined $2.5 million in the second quarter of 2012 as a result of loan pay-downs and have decreased $9.3 million in the twelve months ended June 30, 2012. Commercial real estate loans, agricultural loans, and residential mortgage loans declined over $1.0 million each while commercial and industrial loans grew over $2.0 million in the second quarter of 2012. Total deposits decreased $10.1 million in the second quarter of 2012 and have increased $13.3 million in the last twelve months. Checking, money market, and savings deposits decreased $2.8 million in the second quarter of 2012 while total certificates of deposit decreased $7.3 million during the same period.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties in Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	6/30/2012	12/31/2011	6/30/2011
Cash and Cash Equivalents	$20,084	$17,125	$17,307
Securities	133,322	118,025	107,118
Loans, Net of Allowance For Loan Losses	300,229	316,176	309,525
Premises and Equipment	11,775	12,080	12,343
Cash Surrender Value of Life Insurance Policies	9,813	9,834	9,675
Goodwill and Other Intangible Assets	15,676	15,900	16,124
Other Assets	5,674	6,774	7,324

Total Assets	$496,573	$495,914	$479,416

Noninterest-bearing Deposits	$85,112	$78,263	$72,563
Interest-bearing Demand Deposits	133,759	127,505	121,627
Savings Deposits	50,107	46,737	45,596
Local Certificates of Deposit	130,216	144,983	143,775
Nonlocal Certificates of Deposit	3,548	5,877	5,877
Borrowings	30,096	30,316	30,203
Other Liabilities	4,353	4,329	3,569

Total Liabilities	437,191	438,010	423,210

Shareholders' Equity	59,382	57,904	56,206

Total Liabilities and Shareholders' Equity	$496,573	$495,914	$479,416

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2012	6/30/2011	6/30/2012	6/30/2011
Interest Income
Loans, including fees	$4,165	$4,593	$8,511	$9,142
Securities	833	786	1,657	1,513
Other	6	7	11	13
Total Interest Income	5,004	5,386	10,179	10,668

Interest Expense
Deposits	532	764	1,144	1,552
Borrowings	182	150	326	299
Total Interest Expense	714	914	1,470	1,851

Net Interest Income	4,290	4,472	8,709	8,817
Provision for Loan Losses	650	850	1,475	1,850
Net Interest Income After Provision for Loan Losses	3,640	3,622	7,234	6,967

Noninterest Income
Customer service charges	806	905	1,586	1,715
Gains on sales of loans	386	132	760	271
Gains on sales of securities	117	26	286	62
Gains (losses) on sales of other assets	(68)	83	(239)	42
Other income	472	478	1,013	934
Total Noninterest Income	1,713	1,624	3,406	3,024

Noninterest Expense
Salaries and benefits	1,949	1,868	3,818	3,676
Occupancy and equipment	545	583	1,137	1,132
Data processing	434	435	876	866
FDIC insurance	105	127	210	297
Other expense	978	1,054	1,985	1,963
Total Noninterest Expense	4,011	4,067	8,026	7,934

Income Before Income Tax	1,342	1,179	2,614	2,057
Income Taxes	321	275	578	449

Net Income	$1,021	$904	$2,036	$1,608

Basic Earnings Per Share	$0.31	$0.28	$0.62	$0.49
Diluted Earnings Per Share	$0.31	$0.28	$0.62	$0.49

Performance Ratios
Return on Average Assets (Annualized)			0.82%	0.66%
Return on Average Equity (Annualized)			6.94%	5.84%
Net Interest Margin (Tax Equivalent)			4.02%	4.21%
Efficiency Ratio			67.9%	67.4%
Net Loan Charge-offs			$1,079	$1,777
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.70%	1.13%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "believes," "expects," "predicts," "may," "could," "continue," and variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.